Exhibit 99.1

L I N C O L N   E L E C T R I C   H O L D I N G S ,   I N C .

22801 Saint Clair Avenue ● Cleveland, Ohio 44117 ● U.S.A.

N E W S ● R E L E A S E

LINCOLN ELECTRIC ANNOUNCES ACQUISITION OF COLDWATER MACHINE COMPANY

AND PRO SYSTEMS LLC

Advances Lincoln Electric’s Automation Strategy

CLEVELAND, Tuesday, December 11, 2018 — Lincoln Electric Holdings, Inc. (the “Company”) (Nasdaq: LECO) today announced it acquired Coldwater Machine Company, LLC (“Coldwater”), Pro Systems LLC (“Pro Systems”), and related assets. The acquisitions accelerate growth and expand the Company’s industry-leading portfolio of automated cutting and joining solutions. Coldwater is a privately held Ohio-based flexible automation integrator and precision machining and assembly manufacturer serving diverse end markets using broad joining technologies such as laser and friction welding. Pro Systems is a privately held Indiana-based automation systems designer and integrator serving automotive, industrial, electrical and medical applications.

“We are pleased to welcome the Coldwater and Pro Systems teams into our growing automation portfolio,” said Christopher L. Mapes, Chairman, President and Chief Executive Officer. “Their expertise and experience accelerates our automation strategy and expands our presence in attractive aerospace and appliance end market applications. Added scale, application expertise, extensive joining technologies, and assembly processes further differentiates Lincoln Electric’s advanced automation solutions and the broad array of solutions available to our customers.”

Combined annual revenue is approximately $55 million. Terms of the transaction were not disclosed.

Forward-Looking Statements

The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: general economic and market conditions; the effectiveness of post-acquisition integration efforts; and market risks and price fluctuations related to the purchase of commodities. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K.

About Lincoln Electric

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln Electric has 56 manufacturing locations, including operations and joint ventures in 20 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at www.lincolnelectric.com.

Contact

Amanda Butler

Vice President, Investor Relations & Communications

Tel: 216.383.2534

Email: Amanda_Butler@lincolnelectric.com